Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2021 and Announces Increase in Total Dividends to $0.54 per share for the Quarter Ended September 30, 2021
CSWC Reports Pre-Tax Net Investment Income of $0.45 Per Share for Quarter Ended June 30, 2021 and Increases Regular Dividend to $0.44 Per Share
Dallas, Texas – August 2, 2021 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the first fiscal quarter ended June 30, 2021.
First Quarter Fiscal Year 2022 Financial Highlights
•Total Investment Portfolio: $798.6 million
◦Credit Portfolio of $671.3 million:
▪90% 1st Lien Senior Secured Debt
▪$135.1 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 10.0%
▪Two credit investments currently on non-accrual with a fair value of $14.5 million, representing 1.8% of the total investment portfolio
◦Equity Portfolio of $66.1 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$3.8 million in new equity co-investments
◦CSWC Investment in I-45 SLF of $61.3 million at fair value
▪I-45 SLF portfolio of $169.6 million
•Portfolio consists of 38 issuers: 96% 1st Lien Debt and 4% 2nd Lien Debt
▪$107.0 million of debt outstanding at I-45 SLF as of June 30, 2021
•I-45 SLF fund leverage of 1.40x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.6 million quarterly dividend to CSWC; an annualized yield of 10.4%
•Pre-Tax Net Investment Income: $9.4 million, or $0.45 per weighted average diluted share
•Dividends: Paid $0.43 per share Regular Dividend, $0.10 per share Supplemental Dividend
◦110% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended June 30, 2021 of $0.53 per share
◦Undistributed Taxable Income at quarter end estimated at $0.83 per share
•Net Realized and Unrealized Appreciation on Investments: $6.1 million
◦$4.9 million of net appreciation related to the equity portfolio
◦$0.7 million of net appreciation related to the upper middle market debt portfolio, including I-45 SLF
◦$0.5 million of net appreciation related to the lower middle market debt portfolio

•Balance Sheet:
◦Received a leverage commitment from the SBA (as defined below) in the amount of $40.0 million in May 2021
◦Cash and Cash Equivalents: $16.5 million
◦Total Net Assets: $368.1 million
◦Net Asset Value (“NAV”) per Share: $16.58

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “Our portfolio continued to perform well this quarter, producing $0.45 of Pre-Tax Net Investment Income and $6.1 million in net unrealized and realized gains. Deal activity continues to be robust, as we closed new commitments of approximately $139 million during the quarter. Our team continues to do an excellent job broadening the top end of our deal funnel, increasing the percentage of deals in the market which we have the opportunity to review and consider. On the capitalization front, we continued our success raising $28.1 million in gross proceeds through our equity ATM program and receiving our initial $40 million leverage commitment from the SBA during the quarter. Based on our continued strong performance, our Board of Directors has again declared an increase in our regular dividend to $0.44 per share and affirmed our supplemental dividend of $0.10 per share for the quarter ended September 30, 2021.”

First Quarter Fiscal Year Investment Activities
During the quarter ended June 30, 2021, the Company originated investments in eight new portfolio companies, totaling $138.9 million in capital commitments. New portfolio company investment transactions that occurred during the quarter ended June 30, 2021 are summarized as follows:
Camin Cargo Control, Inc., $6.0 million 1st Lien Senior Secured Debt: Camin Cargo provides inspection, lab testing, and fuel treatment services, located in 15 countries throughout North and South America, as well as western Europe.
Crafty Apes, LLC, $10.0 million 1st Lien Senior Secured Debt, $2.0 million Delayed Draw Term Loan: Crafty Apes is a full-service visual effects company offering high-end 2D compositing services and standard computer-generated imagery for feature film, episodic television and commercial clients.
FoodPharma Subsidiary Holdings, LLC, $5.0 million 1st Lien Senior Secured Debt, $7.5 million Delayed Draw Term Loan, $3.0 million Revolving Loan, $0.8 million Common Equity: FoodPharma is a developer and contract manufacturer of nutritional foods with a focus on functional bars, soft chews and confectionary products.
Hybrid Promotions, LLC, $15.7 million Split Lien Senior Secured Debt: Hybrid Promotions is a wholesaler of licensed, branded and private label apparel across multiple tiers of retail.
NeuroPsychiatric Hospitals, LLC, $15.0 million 1st Lien Senior Secured Debt, $10.0 million Delayed Draw Term Loan, $5.0 million Revolving Loan: NeuroPsychiatric Hospitals provides short-term care for patients with acute psychiatric disorders and complex medical and/or neurological disorders.
NWN Parent Holdings, LLC, $13.2 million 1st Lien Senior Secured Debt, $1.8 million Revolving Loan: NWN is a provider of secure cloud and on-premise communications solutions and managed services at scale, primarily for the government and education end markets.
Shearwater Research, Inc., $13.9 million 1st Lien Senior Secured Debt, $3.3 million Delayed Draw Term Loan, $2.4 million Revolving Loan, $1.0 million Common Equity: Shearwater Research designs and manufactures dive computers and rebreather electronics for technical and recreational diving.
Student Resource Center LLC, $20.0 million 1st Lien Senior Secured Debt, $1.3 million Revolving Loan, $2.0 million Preferred Equity: Student Resource Center provides free online college education for labor unions in partnership with public, accredited higher education institutions through the Free College Program.
During the quarter ended June 30, 2021, the Company received proceeds on the sale of one lower middle market equity investment totaling $1.6 million.
Tax Advisors Group, LLC: Proceeds of $1.6 million, generating an IRR of 34.0%.

First Fiscal Quarter 2022 Operating Results
For the quarter ended June 30, 2021, Capital Southwest reported total investment income of $18.6 million, compared to $17.2 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in dividend income due to distributions received from portfolio companies during the quarter.
For the quarter ended June 30, 2021, total operating expenses (excluding interest expense) were $4.2 million, compared to $3.6 million in the prior quarter. The increase in expenses was primarily attributable to an increase in board compensation due to the appointment of an additional independent director, employee recruiting costs related to the hiring of a new principal, and a one-time expense related to the acceleration of restricted stock award vesting.
For the quarter ended June 30, 2021, interest expense was $5.0 million as compared to $4.7 million in the prior quarter. The increase was primarily due to an increase in average debt outstanding.
For the quarter ended June 30, 2021, total pre-tax net investment income was $9.4 million, compared to $8.9 million in the prior quarter.
For the quarter ended June 30, 2021, Capital Southwest had tax expense of $0.4 million as compared to $0.9 million in the previous quarter. The decrease was primarily due to the write-off of the deferred tax asset at Capital Southwest Management Corporation, a wholly owned subsidiary that was a management company for CSWC ("CSMC"), in the prior quarter. Effective December 31, 2020, CSMC merged with and into CSWC, which is not subject to corporate federal income taxes. As such, the deferred tax asset was fully written off as of March 31, 2021.
During the quarter ended June 30, 2021, Capital Southwest recorded total net realized and unrealized gains on investments of $6.1 million, compared to $2.6 million in the prior quarter. For the quarter ended June 30, 2021, this included total net realized losses on investments of $1.0 million and net unrealized appreciation on investments of $7.1 million. The net increase in net assets resulting from operations was $15.1 million for the quarter, compared to $10.2 million in the prior quarter.
The Company’s NAV at June 30, 2021 was $16.58 per share, as compared to $16.01 at March 31, 2021. The increase in NAV per share from the prior quarter is primarily due to net unrealized appreciation on the investment portfolio and issuance of common stock at a premium to NAV per share under the Equity ATM Program (as described below).

Liquidity and Capital Resources
At June 30, 2021, Capital Southwest had approximately $16.5 million in unrestricted cash and money market balances, $190.0 million of total debt outstanding on the Credit Facility, $123.0 million, net of unamortized debt issuance costs, of the October 2024 Notes (as defined below) outstanding and $138.5 million, net of unamortized debt issuance costs, of the January 2026 Notes (as defined below) outstanding. As of June 30, 2021, Capital Southwest had $146.7 million in available borrowings under the Credit Facility and $40.0 million in undrawn commitments on a Small Business Administration ("SBA") leverage commitment. The debt to equity ratio at the end of the quarter was 1.23 to 1.
The Company has an "at-the-market" offering (the "Equity ATM Program") which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $100,000,000. On May 26, 2021, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $250,000,000 from $100,000,000 and (ii) reduced the commission paid to the sales agents for the Equity ATM Program to 1.5% from 2.0% of the gross sales price of shares of the Company's common stock sold through the sales agents pursuant to the Equity ATM Program on and after May 26, 2021.
During the quarter ended June 30, 2021, the Company sold 1,077,309 shares of its common stock under the Equity ATM Program at a weighted-average price of $26.10 per share, raising $28.1 million of gross proceeds. Net proceeds were $27.7 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 5,382,938 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.80, raising $111.9 million of gross proceeds. Net proceeds were $109.9 million after commissions to the sales agents on shares sold. As of June 30, 2021, the Company has $138.1 million available under the Equity ATM Program.
In September 2019, the Company issued $65.0 million in aggregate principal amount of 5.375% Notes due 2024 (the “Existing October 2024 Notes”). In October 2019, the Company issued an additional $10.0 million in aggregate principal amount of the October 2024 Notes (the "Additional October 2024 Notes"). In August 2020, the Company issued an additional $50.0 million in aggregate principal amount of the October 2024 Notes (the “New Notes” together with the Existing October 2024 Notes and the Additional October 2024 Notes, the “October 2024 Notes”). The total net proceeds from the offering of the October 2024 Notes was $122.5 million, before offering expenses payable by us. The October 2024 Notes mature on October 1, 2024 and may be redeemed in whole or in part at any time prior to July 1, 2024, at par plus a “make-whole” premium, and thereafter at par. The October 2024 Notes bear interest at a rate of 5.375% per year, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2020.
In December 2020, the Company issued $75.0 million in aggregate principal amount of 4.50% Notes due 2026 (the “Existing January 2026 Notes”). In February 2021, the Company issued an additional $65.0 million in aggregate principal amount of the January 2026 Notes (the "Additional January 2026 Notes" together with the Existing January 2026 Notes, the "January 2026 Notes"). The Additional January 2026 Notes were issued at a price of 102.11% of the aggregate principal amount of the Additional January 2026 Notes, resulting in a yield-to-maturity of approximately 4.0% at issuance. The total net proceeds from the offering of the January 2026 Notes was $138.6 million, before offering expenses payable by us. The January 2026 Notes mature on January 31, 2026 and may be redeemed in whole or in part at any time prior to October 31, 2025, at par plus a “make-whole” premium, and thereafter at par. The January 2026 Notes bear interest at a rate of 4.50% per year, payable semi-annually on January 31 and July 31 of each year, beginning on July 31, 2021.
In August 2016, CSWC entered into a senior secured credit facility (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. The Credit Facility contains an accordion feature that allows CSWC to increase the total commitments under the Credit Facility up to $400 million from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the Credit Facility accrue interest on a per annum basis at a rate equal to the applicable LIBOR rate plus 2.50% with no LIBOR floor. CSWC pays unused commitment fees of 0.50% to 1.00% per annum, based on utilization, on the unused lender commitments under the Credit Facility. The total borrowing capacity under the Credit Facility is $340 million, with commitments from a diversified group of nine lenders.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. The I-45 credit facility has total commitments outstanding of $150 million from a group of four bank lenders, which is scheduled to mature in March 2026. Borrowings under the I-45 credit facility bear interest at a rate equal to LIBOR plus 2.15%. As of June 30, 2021, I-45 SLF had $107 million in borrowings outstanding under its credit facility.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the SBA to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA debentures. On May 25, 2021, SBIC I received a leverage commitment from the SBA in the amount of $40.0 million to be issued on or prior to September 30, 2025.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility. On March 1, 2016, the Company entered into a share repurchase agreement, which became effective immediately and terminated on March 26, 2020 upon the Company's purchase of the aggregate gross dollar amount (inclusive of commission fees) of its common stock under the share repurchase program meeting the threshold set forth in the share repurchase agreement.
On July 28, 2021, the Company's Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934, as amended.

Declared Dividend of $0.54 Per Share for Quarter Ended September 30, 2021

On July 28, 2021, the Board declared total dividends of $0.54 per share for the quarter ended September 30, 2021, comprised of a Regular Dividend of $0.44 per share and a Supplemental Dividend of $0.10 per share.
The Company's dividend will be payable as follows:

September 30, 2021 Dividend

Amount Per Share: $0.54
Ex-Dividend Date: September 14, 2021
Record Date: September 15, 2021
Payment Date: September 30, 2021

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

First Quarter 2022 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, August 3, 2021, at 11:00 a.m. Eastern Time to discuss the first quarter 2022 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 5139316 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/6yv3ufbb.
A telephonic replay will be available through August 10, 2021 by dialing (855) 859-2056 and using the Conference ID 5139316. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended June 30, 2021 to be filed with the Securities and Exchange Commission and Capital Southwest’s First Fiscal Quarter 2022 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $368 million in net assets as of June 30, 2021. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; regulatory changes; tax treatment and general economic and business conditions; our ability to operate our wholly owned subsidiary, SBIC I, as an SBIC; and uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2021 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	June 30,	March 31,
	2021	2021
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $639,438 and $540,556, respectively)	$651,940	$546,028
Affiliate investments (Cost: $90,848 and $90,201, respectively)	85,435	85,246
Control investments (Cost: $76,000 and $72,800, respectively)	61,272	57,158
Total investments (Cost: $806,286 and $703,557, respectively)	798,647	688,432
Cash and cash equivalents	16,543	31,613
Receivables:
Dividends and interest	11,197	10,533
Escrow	975	1,150
Other	5,107	171
Income tax receivable	15	155
Debt issuance costs (net of accumulated amortization of $3,813 and $3,582, respectively)	2,416	2,246
Other assets	1,148	1,284
Total assets	$836,048	$735,584

Liabilities
October 2024 Notes (Par value: $125,000 and $125,000, respectively)	$123,041	$122,879
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	138,504	138,425
Credit facility	190,000	120,000
Other liabilities	9,378	11,655
Accrued restoration plan liability	2,937	2,979
Income tax payable	117	50
Deferred tax liability	3,976	3,345
Total liabilities	467,953	399,333

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 24,539,464 shares at June 30, 2021 and 23,344,836 shares at March 31, 2021	6,135	5,836
Additional paid-in capital	384,379	356,447
Total distributable earnings (loss)	1,518	(2,095)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	368,095	336,251
Total liabilities and net assets	$836,048	$735,584
Net asset value per share (22,199,952 shares outstanding at June 30, 2021 and 21,005,324 shares outstanding at March 31, 2021)	$16.58	$16.01

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended
	June 30,
	2021	2020
Investment income:
Interest income:
Non-control/Non-affiliate investments	$13,953	$10,069
Affiliate investments	1,648	2,576
Control investments	—	—
Dividend income:
Non-control/Non-affiliate investments	1,060	183
Affiliate investments	—	—
Control investments	1,597	1,774
Interest income from cash and cash equivalents	1	3
Fees and other income	320	559
Total investment income	18,579	15,164
Operating expenses:
Compensation	1,432	1,720
Share-based compensation	1,076	612
Interest	4,955	4,328
Professional fees	701	570
General and administrative	976	765
Total operating expenses	9,140	7,995
Income before taxes	9,439	7,169
Federal income, excise and other taxes	200	210
Deferred taxes	196	140
Total income tax expense	396	350
Net investment income	$9,043	$6,819
Realized (loss) gain
Non-control/Non-affiliate investments	$(952)	$(5,547)
Affiliate investments	—	—
Control investments	—	—
Total net realized loss on investments, net of tax	(952)	(5,547)
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	7,030	6,905
Affiliate investments	(458)	(2,967)
Control investments	914	4,191
Income tax (provision) benefit	(435)	(524)
Total net unrealized appreciation (depreciation) on investments, net of tax	7,051	7,605
Net realized and unrealized gains on investments	6,099	2,058
Net increase in net assets from operations	$15,142	$8,877

Pre-tax net investment income per share - basic and diluted	$0.45	$0.40
Net investment income per share – basic and diluted	$0.43	$0.38
Net increase in net assets from operations – basic and diluted	$0.71	$0.49
Weighted average shares outstanding – basic	21,201,884	18,147,888
Weighted average shares outstanding – diluted	21,201,884	18,147,888